Securities and Exchange Commission
Washington, DC 20549

We were previously the independent accountants for Medical Dynamics, Inc. and on November 27, 1995 we reported on the consolidated financial statements of Medical Dynamics, Inc. and subsidiary as of and for the two years ended September 30, 1995. On September 5, 1996 we were dismissed as independent accountants of Medical Dynamics, Inc. We have read Medical Dynamics, Inc.'s statements included under Item 4 of its Form 8-K dated September 5, 1996, and we agree with such statements.



                                   /S/  MC GLADREY & PULLEN, LLP
                                   ---------------------------------------------
                                        McGladrey & Pullen, LLP

Denver, Colorado
September 19, 1996